Exhibit 23.1

KPMG LLP Suite 1100 1000 Walnut Street Kansas City, MO 64106-2162

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 26, 2026, with respect to the consolidated financial statements of UMB Financial Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Kansas City, Missouri
April 2, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.